Exhibit 99.1

Contacts: Financial Analysts, Richard Clark, (914)-244-5425
          News Media, William Adler, (914)-244-7585


               READER'S DIGEST MAGAZINE TO END USE OF SWEEPSTAKES
                 AND SET RATE BASE AT 10 MILLION FOR FIVE YEARS

         PLEASANTVILLE, N.Y., April 22, 2003 - Reader's Digest today announced a new circulation plan to eliminate the magazine's use of sweepstakes promotions and establish a new rate base of 10 million copies for five years beginning in January 2004. Under the plan, the magazine will reduce its current rate base from 11 million to 10 million copies and reach an estimated 40 million U.S. readers without the use of sweepstakes. The plan is expected to reduce costs in the near term and maximize long-term profitability.
         "This program completes the magazine's four-year move away from sweepstakes promotions in favor of newer marketing sources for all new and renewal subscriptions," said Eric Schrier, President, RD North America. "Based on current trends and analysis, we are confident we can sustain our circulation rate base of 10 million for at least five years, and at the same time provide an even higher quality audience mix to advertisers at lower costs to the company."
         Reader's Digest has invested significantly in its editorial operation by upgrading the content and graphics of the magazine. It has also invested in changes to its circulation marketing. Since 1999, the magazine gradually has been replacing sweepstakes promotions as its main marketing channel and developing alternatives. Newer channels include non-sweepstakes direct mail, package inserts, telemarketing and the Web. New sources of subscribers include customers from Reiman Publications, which the company acquired in 2002. Since its acquisition, Reiman has provided approximately 250,000 new subscriptions to Reader's Digest magazine.
         As Reader's Digest began using new subscription sources, it developed a long-range planning tool to predict source behavior. After extensive development work, the magazine forecast a sustainable rate base of 10 million copies for at least five years, the extent of the forecasting range. The magazine will focus on those readers most desirable to advertisers and will reduce agent-sold subscriptions in the circulation mix. This advertiser-friendly strategy will further emphasize direct-to-publisher subscribers, who display strong interest and likelihood to renew, as well as the Family Plus market, which reaches families with children at home.

         At the same time, Reader's Digest will continue to promote some of its mature readers to its Large Print edition. Reader's Digest Large Print and Selecciones, the Reader's Digest edition for U.S. Hispanics, have both been growing in circulation by double digits annually and represent targeted-audience extensions of the Reader's Digest franchise. Together, the three U.S. editions currently have a combined circulation of nearly 12 million copies, reaching 47 million readers each month.
         "Reader's Digest takes pride in the strength of its relationship with readers," said Eric Gruseke, Publisher. "Our audience is unmatched in its level of interest and involvement. Our new circulation plan will be even more targeted and efficient, as we continue to deliver the most desired readers to advertisers. At the end of the day, our best customers are also their best customers."
         Gruseke added that he believes reader involvement is intensifying due to the editorial enhancements of the past few years. "A key part of why we feel so confident moving away from sweepstakes and setting a long-term rate base is that we know the product is resonating with baby boomers and others, and its relevance to audiences of all ages is on the rise," he said.
          Reader's Digest scores high on The Involvement Index, an industry metric the magazine created to measure levels of reader commitment and interest. "Involvement" or "wantedness" also translates into a high subscription renewal rate. The Reader's Digest brand continues to rank in the top 5 percent of all brands measured by the Young & Rubicam Brand Asset Valuator on the combination of strength and stature.
         The magazine has been expanding its brand presence through a new series of one-time publications, RD Specials, sold in major retail chains, as well as through the recent rollout of the Reader's Digest National Word Power Challenge in school systems across the country.
         In its plan, Reader's Digest will use promotions that are 100 percent non-sweepstakes for all of its regular acquisition and renewal circulation marketing programs, which produce virtually all of the magazine's subscriptions. As part of ongoing testing, Reader's Digest will periodically conduct offline and online sweepstakes marketing tests. Third-party agents may still make limited use of sweepstakes.

         The Reader's Digest Association, Inc. (NYSE: RDA), is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Revenues were $2.4 billion for the fiscal year ended June 30, 2002. The company's Web site is at www.rd.com. Global headquarters are located at Pleasantville, N.Y.
                                       ###